recordLab Corporation

                         (formerly, MIDISOFT CORPORATION)

                          1605 Sammamish Road, Suite 205
                            Issaquah, Washington 98027
                                 December 6, 1999








     Dear Shareholders:

              On behalf of the Board of Directors and management, I cordially invite you to attend the recordLab Corporation 1999 Annual Meeting of Shareholders to be held on Monday, January 31, 2000 at 2:00 p.m. Pacific Standard Time at the Doubletree Hotel, 300 112th Avenue S.E., Bellevue, Washington.

              The matters to be acted upon are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. At the Annual Meeting, we will also report on the Company's operations and respond to any questions you may have.

              Each of the proposals you are being asked to decide is important. The amendment to the Articles of Incorporation is particularly significant and urgent. The amendment will provide the Company with the flexibility to issue Common Stock for such corporate purposes as raising equity capital, making acquisitions or expanding the business through investment or strategic alliances. The Board of Directors and management believes pursuing these strategies will be effective in leveraging its proprietary technology and existing relationships. The Company's ability to act quickly to undertake any of these actions and avoid the delay and expense of seeking shareholder approval for each contemplated action is critical. The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock will be required to approve this amendment to the Company's Articles of Incorporation. The success of the Company depends upon the ability to pursue opportunities which require the availability of Common Stock as a currency. The Board of Directors strongly recommends a vote in favor of approving the amendment and I urge you to vote FOR the amendment.

              YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Please complete, sign, date and mail the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope to ensure that your vote is counted. If you attend the Annual Meeting, you will of course, have the right to vote your shares in person.

                                          Very truly yours,



                                          Larry D. Foster
                                          President, Chief Executive Officer
                                          and Chairman of the Board
                              recordLab Corporation

                        (formerly, MIDISOFT CORPORATION)

                         1605 Sammamish Road, Suite 205
                           Issaquah, Washington 98027

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD January 31, 2000


         To the Shareholders:

         The Annual Meeting of the Shareholders of recordLab Corporation (the "Company") will be held at the Doubletree Hotel, 300 112th Avenue S.E., Bellevue, Washington on Monday, January 10, 2000, at 2:00 p.m. Pacific standard time for the following purposes:

1.       To elect directors to the Company's Board of Directors;

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999;

3. To amend the Articles of Incorporation to authorize a total of 50 million shares of Common Stock;

4. To ratify the adoption of the Company's 1999 Stock Option Plan and reserve 2,000,000 shares of Common Stock for use under the Plan;

5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The record date for the Annual Meeting is December 6, 1999. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

                                       By Order of the Board of Directors,


                                       Secretary of the Corporation

Issaquah, Washington
December 6, 1999

                             YOUR VOTE IS IMPORTANT

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT THAT YOU SHOULD ATTEND THE ANNUAL MEETING.

                            recordLab Corporation

                       (formerly MIDISOFT CORPORATION)

                              PROXY STATEMENT
                                    FOR
                       ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD January 31, 2000


General

         This Proxy Statement is furnished by the Board of Directors of recordLab Corporation, a Washington corporation (the "Company"), to the holders of common stock of the Company (the "Common Stock"), in connection with the solicitation of proxies by the Board of Directors for use at the 1999 Annual Meeting of Shareholders of the Company (the "Annual Meeting"), to be held at 2:00 p.m. (Pacific Standard Time) on Monday, January 31, 2000, at the Doubletree Hotel, 300 112th Avenue S.E., Bellevue, Washington and at any adjournment thereof.

Revocability of Proxies

         A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy card to the Secretary of the Company prior to the Annual Meeting, or attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder's directions if the proxy is duly executed and returned prior to the Annual Meeting. If no directions are specified, the shares will be voted (i) "FOR" the election of the Directors recommended by the Board of Directors, (ii) "FOR" selection of PricewaterhouseCoopers LLP as the Company's independent accountants, (iii) "FOR" amending the Articles of Incorporation to authorize a total of 50 million shares of Common Stock, (iv) "FOR" ratification of the adoption of the Company's 1999 Stock Option Plan and reserving 2,000,000 shares of Common Stock for issuance under the Plan, and (v) in accordance with the discretion of the named proxies on other matters properly brought before the Annual Meeting.

Quorum and Voting

         The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Under Washington law and the Company's Articles of Incorporation and Bylaws, if a quorum is present, a nominee for election to a position on the Board of Directors will be elected as a Director if the votes cast for the nominee exceed the votes cast against the nominee and exceed the votes cast for any other nominee for that position. Abstentions and "broker non-votes" (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. An abstention from voting and broker non-votes will have the legal effect of neither a vote for nor against the nominee. Proxies and ballots will be received and tabulated by American Securities Transfer & Trust, the Company's transfer agent.

         This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about December 28, 1999.

Solicitation of Proxies

         The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and other employees of the Company without additional remuneration, in person or by telephone, e-mail or facsimile transmission. The Company will also request brokerage firms, banks nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of Common Stock as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice.

Record Date and Outstanding Shares

         At December 6, 1999, the Company had 16,565,455 shares of Common Stock outstanding. Each share of Common Stock entitles the holder thereof to one vote. Only shareholders of record at the close of business on December 6, 1999 will be entitled to notice of and to vote at the Annual Meeting.

Board of Directors.

         In November 1999, the Board of Directors was expanded to seven positions. The Articles of Incorporation, as amended by the shareholders in 1994 and filed with the Secretary of State of the State of Washington on November 23, 1999 to correct an oversight, provides for a staggered Board of Directors divided into three classes serving three-year terms each. In accordance with the Articles of Incorporation and the Bylaws, the Board is reconstituted with seven members. The shareholders are being asked to affirm the election of the directors to their respective classes. Subsequent terms for all classes will be three years. The Directors are divided into the following classes:

         Class 1 (term expires at the 2000 Annual Meeting of Shareholders)

         JOHN H. BAUER (age 59) has been a director of the Company since March 1997. Since May 1994, Mr. Bauer has served as Executive Vice President of Nintendo of America Inc., a manufacturer and distributor of video games and products. From 1979 to 1994, he served as Managing Partner of the Northwest Group and the Seattle office of Coopers & Lybrand. Mr. Bauer serves on the board of Multiple Zones International, Inc.(MZON).

         MARK CHASAN (age 41) has served as Chief Executive Officer of LifeResort Corporation since June 1999. Fram February 1999 until June 1999, Mr. Chasan served as Executive Vice President of GoodNoise/Emusic.com (Nasdaq: EMUS) and as Chairman and Chief Executive Officer of Creative Fulfillment, Inc., dba Emusic from April 1995 to February 1999. Prior to that, Mr. Chasan owned and practiced law as Chasan & Associates from July 1985 through August 1998 in California in the areas of business, computer and entertainment law. Mr. Chasan is a director designee of BP Software.

         Class 2 (term expires at the 2001 Annual Meeting of Shareholders)

         LARRY D. FOSTER (age 54) has been a director of the Company since May 1995. He has served as the Company's President and Chief Operating Officer since September 1995 and as the Company's Chief Executive Officer and Chairman of the Board since March 1996. From November 1992 until July 1995, Mr. Foster served as President and Chief Executive Officer of Remote Input Solutions, Inc. Prior to that, Mr. Foster was the founder and Chief Executive Officer of genSoft Corporation. From February 1985 to August 1990, he was Senior Vice President of Merchandising for Egghead Software.

         MICHAEL LLOYD (age 50) is a record producer 37 years experience in the music industry. He has scored and supervised music productions for thirty-eight feature motion pictures, eleven television specials and twenty-seven television series and has received over 100 gold and platinum record awards. Mr. Lloyd is a director designee of BP Software.

         MARSHA MURRY (age 52) has been a director of the Company since July 1993. Ms. Murry is the principal of Accelerated Edge, a privately held consulting firm, which she founded in January 1981. From May 1992 to August 1994, she was Strategic Product Manager for Autodesk, Inc. Ms. Murry served as Vice President of Marketing and Business Development of the Company from February 1988 to August 1990. Ms. Murry served as Secretary of the Company from February 1989 to July 1991 and from December 1997 to the present.

         Class 3 (term expires at the 2002 Annual Meeting of Shareholders)

         DALTON KAYE (age 37) has served Chief Executive Officer and Partner of Churchill & Kaye, LP residential and commercial developers and has served as Chairman of D. M. Kay & Sons, a transportation subsidiary since 1998. From 1989 until 1998 Mr. Kaye was with Dell Computer Corporation, serving in various positions including Treasurer and Vice President of Finance for Europe, Middle East and Africa. Prior to this, Mr. Kaye served as Assistant Treasurer with Commodore Computer Corporation. From 1983 until 1988 Mr. Kaye served in various treasury management positions with Electronic Data Systems (NYSE: EDS), including a two year assignment in Europe as Manager of the Belgium Coordination Center. Mr. Chasan is a director designee of BP Software.

         ROBERT ORBACH (age 47) has been a director of the Company since July 1998. He is the President and founder of B.Orbach Inc., which was founded in May 1990 to establish and create strategic alliances for technology companies. Working with start-up and established companies, Mr. Orbach has developed business relationships and technology licensing as well as funding and marketing activities. The company has been profitable since its inception. Mr. Orbach serves as a director of eSynch Corporation (ESYN). From 1992 to 1995, Mr. Orbach was a founding board member of Digital Pictures, Inc. based in San Mateo, CA. Six months after Mr. Orbach resigned from its board, Digital Pictures filed for protection under Chapter 11 of the bankruptcy code.

         The Board of Directors unanimously recommends a vote FOR the director nominees.


Compensation of Directors

         No employee of the Company receives any additional compensation for services as a director. Non-management directors receive a quarterly retainer of $1,500, a fee of $500 per meeting attended in person, $250 for participating by telephone and $250 for attending committee meetings. The bylaws provide for payment of reasonable travel or other out-of-pocket expenses incurred by non-management directors in attending meetings of the Board of Directors. Upon being appointed or elected to the Board of Directors, a non-employee director receives a one-time stock option grant to purchase 30,000 shares of Common Stock at an exercise price which is equal to the market price of the Common Stock as of the date of grant. At the end of each year of service on the Board, non-employee directors receive an additional option to purchase 30,000 shares of Common Stock at an exercise price which is equal to the market price of the Common Stock as of the date of grant. All options are non-qualified stock options granted under the Company's 1998 Stock Option Plan. A grant of 30,000 shares was awarded to Mr. Orbach on his appointment to the Board in July 1998. Messrs. Bauer, Orbach and Smart each received grants of 30,000 shares on January 2, 1999 and Ms. Murry received a grant of 30,000 shares on June 2, 1999.

         For their service in 1998, Messrs. Bauer, Orbach, Parsons ,Smart, and Ms. Murry, directors, earned $8,000, $3,500, $4,500, $7,750 and $8,500 respectively in compensation for Board meetings and committee meetings attended. All of these fees were accrued in 1998. Messrs. Bauer, Orbach and Smart were paid $1,500, $500 and $1,750 respectively of these fees in April 1999.

         In 1998 Accelerated Edge, a firm in which director Ms. Murry is a principal, was paid $15,833.34 and $30,250.01 for services provided to the Company in 1997 and 1998 respectively. In April 1999 Ms. Murry also received options to purchase 60,000 shares of the Company's common stock for services provided in 1998. Former director, Mr. Smart received options to purchase 75,000 shares of the Company's stock in April 1999 for services provided to the Company in 1998. Davis Wright Tremaine, a firm in which former director, Mr. A. Peter Parsons is a partner, provided services to the Company totaling $5,987.80 in 1998.

Information on Committees of the Board of Directors

         The Company's Board of Directors has standing a Compensation and Option Committee and an Audit Committee. The members of each Committee and the functions performed thereby are described below:

         Compensation and Option Committee. The Compensation and Option Committee was comprised of Messrs. Orbach and Smart. The Compensation and Option Committee establishes salaries, incentives and other forms of compensation for directors and officers of the Company, administers the Company's stock option plans and recommends policies relating to the Company's benefit plans.

         Audit Committee. The Audit Committee was comprised of Messrs. Bauer, Orbach and Smart. The Audit Committee oversees the engagement of the Company's independent auditors and, together with the Company's independent auditors, reviews the Company's accounting practices, internal accounting controls and financial results.

         During 1998 there were eight meetings of the Board of Directors and committees and all directors attended all Board meetings and meetings of Committees on which they served, except Messrs. Bauer and Smart, who each missed two Board meeting.

Executive Officers

         The executive officers of the Company and their ages as of October, 1999 are as follows:

Names               Age      Position
Larry Foster         54      President, Chief Executive Officer and Chairman of
                             the Board of Directors

Gary Cully           48      Vice President, Finance and Chief Financial Officer

  For information regarding Mr. Foster see "--Board of Directors - Class 2 --."

         GARY M. CULLY (age 48) Vice President, Finance and Chief Financial Officer joined the Company in January 1998. For two years prior to joining the Company, Mr. Cully consulted with Mentor Graphics, a publicly held developer of electronic design automation software, in M&A integration and information technology. Mr. Cully was Chief Financial Officer of Prism Group, Inc. from 1994 to 1996. After Mr. Cully's departure, some subsidiaries of Prism filed for protection under Chapter 7 of the bankruptcy code and the company ceased all operations. Mr. Cully was also Chief Financial Officer of Omega Environmental, where his primary focus areas were financial controls, M&A evaluation and setting up operations in Latin America. Previously, Mr. Cully held financial management and information technology positions with Tektronix, Inc., a publicly held developer and manufacturer of computer peripherals and scientific instrumentation.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership ("Forms 3") and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company ("Forms 4"). Officers, directors and greater than 10% shareholders of the Company are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with during 1998.

EXECUTIVE COMPENSATION

Summary of Compensation

         The following table sets forth certain information with respect to compensation paid by the Company for the fiscal year ended December 31, 1998 and for the prior two fiscal years to Larry D. Foster, the Company's Chief Executive Officer and Gary M. Cully, the Company's Chief Financial Officer. No other executive officer received cash compensation in excess of $100,000 for services performed during the fiscal year ended December 31, 1998.

                                                              Long-Term Compensation Awards
                                Annual Compensation                     Securities
Name & Principal                                       Other Annual     Underlying  All Other
    Position              Year  Salary($)  Bonus($)    Compensation($)  Options(#)  Compensation($)
    --------              ----  ---------  --------    ---------------  ----------  ----------------

Larry D. Foster,         1998   $133,750   $33,678                 --          --                --
   President,  Chief     1997   $120,000        --                 --     150,000                --
   Executive Officer &   1996   $117,692        --                 --      75,000                --
   Chairman

Gary M. Cully,           1998   $103,372        --                 --      50,000                --
   Vice President,
   Finance & Chief
     Financial Officer

Grants of Stock Options

         The following table sets forth certain information regarding stock options granted during the fiscal year ended December 31, 1998 to Mr. Cully.

                                           Option Grants in Last Fiscal Year
                        Number of          Individual Grants
                        Securities      Percent of Total Options
                    Underlying Options  Granted to Employees in      Exercise
                        Granted (#)           Fiscal Year         Price($/Share)  Expiration Date
                    ------------------  ------------------------  --------------  ---------------
Gary M. Cully (1)              50,000                      14.7%        $0.8125       01/07/2008

(1)  The option vests 25% per year on the option anniversary date.

Exercises of Stock Options and Year-End Values

         The following table sets forth certain information regarding stock options held as of December 31, 1998 by Mr. Foster and Mr. Cully.

   Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

                                                Number of Securities        Value of  Unexercised
                                           Underlying Unexercised Options   In-the-Money Options
                                                at December 31, 1998        at December 31, 1998
                    Shares                      --------------------        --------------------
                 Acquired on      Value
Name             Exercise (#)  Realized ($)  Exercisable  Unexercisable  Exercisable  Unexercisable
---------------  ------------  ------------  -----------  -------------  -----------  -------------
Larry D. Foster            0            $0      143,750        106,250           --             --
Gary M. Cully              0            $0            0         50,000           --             --

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information concerning beneficial ownership of the Common Stock by (i) persons known by the Company to beneficially own 5% or more of the outstanding Common Stock as of December 6, 1999, (ii) each director and nominee, (iii) each executive officer, and (iv) all executive officers, directors and nominees as a group. Unless otherwise stated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                Shares
                                            Beneficially        Percent of
  Name and Address                              Owned              Class
  ----------------                          ------------        ----------
  Larry Foster (1)                             406,250             2.41%
  Gary Cully (2)                                25,000                *
  John Bauer(3)                                 70,000                *
  Marsha Murry(4)                              193,161             1.16%
  Bobby Orbach (5)                              67,500                *

  B. P. Software, Ltd. (6)
    15851 Dallas Parkway, St. 1120
    Dallas, Texas  75248                    12,301,925            61.08%

  All directors, executive officers and
  nominees as a group (persons)(7)             761,911             4.44%

*        Less than 1%.
---------------------------

(1) Includes 306,250 shares issuable upon exercise of options exercisable within 60 days of December 6, 1999.
(2) Includes 25,000 shares issuable upon exercise of options exercisable within 60 days of December 6, 1999.
(3) Consists of 70,000 shares issuable upon exercise of options exercisable within 60 days of December 6, 1999.
(4) Includes 132,000 shares issuable upon exercise of options exercisable within 60 days of December 6, 1999.
(5) Consists of 67,500 shares issuable upon exercise of options exercisable within 60 days of December 6, 1999.
(6) Includes 3,668,050 shares issuable upon exercise of warrants that are exercisable within 60 days of December 6, 1999, 110,000 shares issuable upon exercise of warrants owned by Baruch Properties and exercisable within 60 days of December 6, 1999 and 250,000 shares owned personally by the managing partner of BP Software, Ltd.
(7) Includes 600,750 shares issuable upon exercise of options that are exercisable within 60 days of December 6, 1999.

         BP Software, Ltd. converted $3.2 million of the Company's debt to 8,397,054 shares of the Company's common stock. With this conversion more than 50% of the Company's outstanding common stock is owned by BP Software, Inc.

ITEM NO. 1        ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

         The Company's Articles of Incorporation provide that the members of the Board of Directors be divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, one class of the Board of Directors is elected for a three-year term and directors in the other classes remain in office until their respective three-year terms expire. The Company's Board of Directors was recently reconstituted and consists of seven members with two positions in each class, except for class two which has three positions. The election of each class is to be affirmed at the 1999 Annual Shareholder Meeting for their respective terms. At the expiration of each class' term, directors are to be elected to serve for a term of three-years or until their respective successors have been elected and qualified.

         The nominees for class one consist of director John Bauer and director nominee Mark Chasan to be elected for a one-year term expiring at the 2000 Annual Meeting of Shareholders. Mr. Bauer is currently a director of the Company. Mr. Chasan is nominated as a designee of BP Software. Class two consists of directors Larry Foster and Marsha Murry and director nominee Michael Lloyd. The class is to be elected for a two-year term expiring at the 2001 Annual Meeting of Shareholders. Mr. Foster and Ms. Murry are currently directors of the Company. Mr. Lloyd is nominated as a designee of BP Software. Class three consists of Directors Robert Orbach and Dalton Kaye and is to be elected for a three year term expiring at the 2002 Annual Meeting of Shareholders. Mr. Orbach and Mr. Kaye are currently directors of the Company. Mr. Kaye is a designee of BP Software.

         Unless otherwise directed, the persons named in the proxy intend to cast all proxies in favor of all the nominees for directors of the Company. The Board of Directors unanimously recommends a vote FOR all the nominees.

ITEM NO. 2   SELECTION OF INDEPENDENT ACCOUNTANTS

         PricewaterhouseCoopers LLP reported on the Company's financial statements for the fiscal years ended December 31, 1994, 1995, 1997 and 1998. The Board of Directors unanimously recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for its fiscal year ending December 31, 1999.

ITEM NO. 3   PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE
             AUTHORIZED COMMON SHARES TO 50 MILLION

         The Board of Directors has adopted, subject to shareholder approval, an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company from 25,000,000 to 50,000,000 (the "Amendment").

         The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock. Adoption of the proposed Amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for the effects incidental to increasing the number of shares of the Company's Common Stock outstanding to the extent additional shares are actually used. If the Amendment is adopted, it will become effective upon filing of Articles of Amendment with the Secretary of Sate of the State of Washington.

         The Board of Directors and management believes that the authorization of additional shares is desirable so that as the need may arise the Company will have financial flexibility in connection with possible future equity financings, strategic ventures and acquisitions, to support issuances of convertible debt and compensatory stock options, and other general corporate purposes which may be identified in the future. Under the proposed increase, the Company will be able to issue shares of Common Stock without the expense and delay of a special shareholder's meeting in connection with possible equity financing, future opportunities for expanding the business through investments or acquisitions and for other purposes. If this amendment is approved, the Board of Directors will have additional shares of Common Stock available to effect a sale of shares either in public or private transactions, mergers, consolidations or similar transactions which would increase the number of outstanding shares and would thereby dilute the interest of current shareholders or a party attempting to obtain control of the Company. The Company has no existing understanding or agreement for the issuance of any shares of Common Stock (other than the shares currently reserved for issuance as described below), nor is the Company aware of any existing or threatened efforts to obtain control of the Company. The ultimate success of the Company depends upon the ability to pursue opportunities which require the availability of Common Stock.

         The Company currently has 25,000,000 authorized shares of Common Stock. Of this authorized number 16,565,455 shares were outstanding as of December 6, 1999 and an additional 2,970,355 were reserved for issuance under the Company's equity compensation plans. The Company also has outstanding warrants to purchase 3,908,050 shares of Common Stock. Most of these warrants were issued in connection with convertible debt transactions. The total shares issued and obligated at December 6, 1999 were about 24,000,000, leaving about 1,000,000 shares available for future needs.

         The Company intends to raise additional capital through one or more exempt private offerings of its Common Stock. The securities offered will not be registered under the Securities Act of 1933. These securities may not be offered or sold in the United States without registration or until prospective investors quality for exemption from registration. The Company is currently pursuing a private placement of Common Stock intended to raise up to $23,000,000. The intended use of the net proceeds of such an offering are to implement the Company's Internet strategy and for other general corporate purposes.

         The availability of additional shares of Common Stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time (and expense) of seeking shareholder approval in connection with the contemplated action. If the amendment is approved by the shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law.

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock will be required to approve the Amendment. As a result, abstentions and broker non-votes will have the same effect as negative votes. Unless otherwise directed, the person named in the proxy intends to cast all proxies in favor of the Amendment.

         The Board of Directors unanimously strongly recommends a vote IN FAVOR OF approving the Amendment of the Company's Articles of Incorporation.

ITEM NO. 4   PROPOSAL TO APPROVE THE ADOPTION OF THE 1999 STOCK OPTION PLAN

General

         In February 1989, the Company's shareholders approved the adoption of the Midisoft Corporation 1989 Stock Option Plan. This plan expired in February 1999 and no further grants of options may be made from this plan.

         The Company believes that long-term equity compensation in the form of stock options is vital in order to attract and retain the highest caliber individuals to the Company. The objectives are to motivate employees to the fullest extent possible by encouraging their dedication to the Company and aligning their interests with that of the Company's and to provide incentives, particularly in the light of the increasingly competitive environment for talented personnel. The Board of Directors believes that one of the best ways to attain these objectives is to give individuals an opportunity to acquire a proprietary interest in the Company's growth and success by purchasing shares of Common Stock through the exercise of options granted under arrangements such as the 1999 Stock Option Plan (the "Plan").

         The purpose of the Plan is to assist the Company in attracting and retaining high-quality individuals who will contribute to the Company's success and achieve long-term objectives which will inure to the benefit of all shareholders of the Company through the additional incentive inherent in the ownership of the Common Stock. The Board of Directors believes that stock options provide performance incentives to eligible participants to the benefit of the Company and its shareholders, and recommends approval of the Plan by the shareholders.


Description of the Stock Option Plan

         The Plan was adopted by the Board of Directors in June 1999, subject to shareholder approval. The Board of Directors, subject to shareholder approval, has proposed that the number of shares available under the Plan be 2,000,000 shares.

         Options granted under the Stock Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory stock options, at the discretion of the Board of Directors as reflected in the terms of the written option agreement. Nonqualified stock options may be granted to employees, directors and consultants of the Company, while ISOs may be granted only to employees. No options may be granted under the Plan subsequent to June 2009.

         The Plan is currently administered by the Compensation and Option Committee of the Board of Directors, which determines the terms and conditions of the options granted under the Plan, including the exercise price, number of shares subject to the option and the exercisability thereof.

         The exercise price of all ISOs granted under the Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of all non-qualified stock options granted under the Plan shall be determined by the Compensation and Option Committee. The term of all non-qualified options granted under the Plan may be amended or terminated by the Board of Directors, but no such action may impair the rights of a participant under a previously granted option.

         The Plan provides the Board of Directors or the Compensation and Option Committee the discretion to determine when options granted thereunder shall become exercisable and the vesting period of such options. Upon termination of a participant's employment or consulting relationship with the Company, all unvested options terminate. All vested options remain exercisable for a period of three months following the termination date.

         The Plan provides that, in the event the Company enters into an agreement providing for the merger of the Company into another corporation or the sale of substantially all of the Company's assets, any outstanding unexercised option shall become immediately exercisable as of the date of such agreement. Upon the consummation of the merger or sale of assets such options shall terminate unless they are assumed or another option is substituted therefor by the successor corporation.

         As of December 6, 1999, a total of 679,500 ISOs and non-qualified options were outstanding under the Plan, with exercise prices ranging from $1.97 to $4.03 per share and a weighted average exercise price per share of $2.28. At December 6, 1999, no options for shares of Common Stock were vested and options for 1,320,500 shares of Common Stock were available for future grants under the Plan. The Company has approximately 22 employees who are eligible to participate in the Plan.

Tax Consequences

         The following summarizes federal income tax consequences of stock options issued under the Option Plan. State and local tax consequences may differ.

         The grant of either an ISO or a non-qualified stock option under the Option Plan in general will not result in any federal income tax consequences to the optionee or to the Company. Upon exercise of a non-qualified stock option, the optionee is subject to ordinary income taxes on the difference between the option price and the fair market value of the shares on the date of exercise. If the optionee is an employee of the Company, this income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the same amount.

         The optionee's basis for determining the amount of gain or loss upon the subsequent disposition of the shares acquired pursuant to the exercise of a non-qualified stock option, will be equal to the closing price of the Common Stock on the date of the exercise of the option. Upon the disposition of the shares acquired through exercise of a non-qualified stock option, the difference between the sales price and the optionee's basis will be treated as a long-term or short-term capital gain or loss depending on the holding period following exercise. The Company does not receive a tax deduction for this gain. The disposition of stock acquired through the exercise of non-qualified stock options does not impact the Company for income tax purposes.

         An optionee recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend on how long the optionee has held the shares. If the optionee does not dispose of the shares within two years after the ISO was granted, and within one year after the ISO was exercised, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the share and the exercise price. The Company is not entitled to a deduction under these circumstances.

         If the optionee fails to satisfy either of the foregoing holding periods, part or all of any gain recognized upon the disposition of stock will constitute ordinary income in the year of the disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long-term or short-term capital gain, depending on the holding period. If no gain is realized, there generally will be no ordinary income, and any loss will be long-term or short-term capital loss (depending on the holding period). The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

         Upon exercise of an ISO, the difference between the fair market value of the shares acquired and the exercise price for those shares is treated as an item of alternative minimum taxable income in the year of exercise for purposes of the alternative minimum tax. Optionees are advised to consult their tax advisors prior to the exercise of options, or disposition of stock acquired pursuant to exercise of option, with respect to the alternative minimum and regular tax consequences thereof.

Registration of Option Shares

          On August 23, 1999 the Company filed a registration statement on Form S-8 to register the shares underlying all options granted or available for grant, including the Plan. Such registration, in most cases permits the unrestricted resale in the public market of shares issued pursuant to the Plan.

Shareholder Vote Required

         For purposes of qualification as an ISO plan, the approval of the ratification of the adoption of the 1999 Stock Option Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock voted on the proposal.

         The Board of Directors unanimously recommends a vote IN FAVOR OF approval of the adoption of the Company's 1999 Stock Option Plan authorizing issuances of up to 2,000,000 shares of the Company's Common Stock.

                                                       PROPOSALS OF SHAREHOLDERS

         Shareholder proposals to be presented at the Company's 2000 Annual Meeting of Shareholders and included in the Company's Proxy Statement relating to such meeting must be received by the Company no later than June 26, 2000. Such proposals should be directed to the Secretary of the Corporation at recordLab Corporation, 1605 Sammamish Road, Suite 205, Issaquah, Washington 98027.

                                                            OTHER BUSINESS

         It is not intended by the Board of Directors to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereto, in accordance with the judgment of the persons voting such proxies.

                                ANNUAL REPORT

         A copy of the Company's 1998 Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission, is enclosed. Shareholders not receiving a copy of such annual report may obtain one, without charge, upon request to the Company.




                                           Secretary of the Corporation
Issaquah, Washington
December 6, 1999